EXHIBIT 4.1

Statuten

Articles of Association

Auris Medical Holding AG

I Firma, Sitz, Dauer, Zweck		I Corporate Name, Domicile, Duration, Purpose
	Art. 1	Art. 1
Firma	Unter der Firma Auris Medical Holding AG Auris Médical Holding SA Auris Medical Holding Ltd.	Incorporated under the name Auris Medical Holding AG Auris Médical Holding SA Auris Medical Holding Ltd.	Corporate name
Dauer, Sitz	besteht auf unbestimmte Zeit eine Aktiengesellschaft mit Sitz in Zug.	is a stock corporation, formed for an indefinite duration and domiciled in Zug.	Duration, domicile
Zweignieder- lassungen	Die Gesellschaft kann im In- und Ausland Zweigniederlassungen und Vertretungen errichten.	The Corporation may establish branches and representative agencies in Switzerland and abroad.	Branch establishments
	Art. 2	Art. 2
Zweck

Zweck der Gesellschaft ist die Beteiligung an Unternehmungen aller Art im In- und Ausland, die insbesondere in Beziehung zu pharmazeutischen Produkten und Dienstleistungen stehen. Die Gesellschaft kann im Übrigen alle Geschäfte betreiben, die bestimmt oder geeignet sind, das Unternehmen zu entwickeln oder den Gesellschaftszweck zu fördern.

The Corporation's purpose is to participate in business organizations of all kinds in Switzerland and abroad, particularly in relation to pharmaceutical products and services. Moreover, the Corporation may transact any business conducive to developing the Corporation or furthering the Corporation's purpose.

Purpose
	Die Gesellschaft kann auch Finanzierungen für eigene oder fremde Rechnung vornehmen, insbesondere Darlehen an Konzerngesellschaften oder an Dritte gewähren sowie Garantien oder Bürgschaften aller Art für Verbindlichkeiten gegenüber Konzerngesellschaften ausrichten. Diese Darlehen, Garantien oder Bürgschaften können auch ohne Vergütung oder Entschädigung gewährt werden. Die Gesellschaft kann zudem an Cash-Pooling-Operationen innerhalb des Konzerns teilnehmen.	The Corporation may also arrange financing for its own or third party account, in particular it may grant loans to companies of the Group or to third parties, as well as guarantees or surety bonds of any sort for obligations towards companies of the Group. These loans or guarantees may also be granted without any remuneration or compensation. The Corporation may in addition participate in cash-pooling operations within the Group.

II Aktienkapital		II Share Capital
	Art. 3	Art. 3
Aktienkapital, Stückelung	Das Aktienkapital beträgt CHF 652‘245.34 und ist eingeteilt in 32‘612‘267 Namenaktien zu je CHF 0.02 Nennwert. Die Aktien sind vollständig liberiert.	The share capital totals CHF 652,245.34 and is divided into 32,612,267 registered shares with a nominal value of CHF 0.02 each. The shares are fully paid-in.	Share capital, denominations
	Art. 3a	Art. 3a
Genehmigtes Aktienkapital

Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 27. Juni 2020 das Aktienkapital im Maximalbetrag von CHF 22‘580.26 durch Ausgabe von höchstens 1‘129‘013 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.02 zu erhöhen.

Erhöhungen in Teilbeträgen sind gestattet. Der Verwaltungsrat kann neue Aktien auch mittels Festübernahme oder auf eine andere Weise durch eine oder mehrere Banken und anschliessendem Angebot an Aktionäre oder Dritte ausgeben. Der Verwaltungsrat legt die Art der Einlagen, den Ausgabebetrag, den Zeitpunkt der Ausgabe, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, und den Beginn der Dividendenberechtigung fest. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen.

Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, können vom Verwaltungsrat anderweitig im Interesse der Gesellschaft verwendet werden.

Der Verwaltungsrat ist berechtigt, das Bezugsrecht der Aktionäre zu beschränken oder aufzuheben und Dritten, oder der Gesellschaft, zuzuweisen im Fall der Verwendung der Aktien: a) für Zwecke der Erweiterung des Aktionärskreises in bestimmten Investorenmärkten oder im Rahmen der Kotierung, Handelszulassung oder Registrierung der Aktien an inländischen oder ausländischen Börsen; b) im Zusammenhang mit einem Aktienangebot, um die einer oder mehreren

The Board of Directors is authorized at any time until 27 June 2020 to increase the share capital by a maximum aggregate amount of CHF 22,580.26 through the issuance of not more than 1,129,013 registered shares, which shall be fully paid-in, with a nominal value of CHF 0.02 each.

Increases in partial amounts are permitted. The Board of Directors may issue new shares also by means of underwriting or in any other manner by one or more banks and subsequent offer to shareholders or third parties. The Board of Directors determines the type of contributions, the issue price, the time of the issue, the conditions for the exercise of the pre-emptive rights, the allocation of pre-emptive rights which have not been exercised, and the date on which the dividend entitlement starts. The Board of Directors is authorized to permit, to restrict or to deny the trade with pre-emptive rights.

If pre-emptive rights are granted, but not exercised, the Board of Directors may use the respective shares in the interest of the Corporation.

The Board of Directors is authorized to restrict or to exclude the pre-emptive rights of the shareholders, and to allocate them to third parties or to the Corporation, in the event of use of the shares for the purpose of: a) expanding the shareholder base in certain capital markets or in the context of the listing, admission to official trading or registration of the shares at domestic or international stock exchanges; b) granting an over-allotment option (“greenshoe“) to one or several underwriters in connection with a placement of shares; c) share placements, provided the issue price is

Genehmigtes Aktienkapital

	Banken gewährte Mehrzuteilungsoption (Over-Allotment Option) abzudecken; c) für Aktienplatzierungen, wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; d) für die Beteiligung von Mitarbeitern, Mitgliedern des Verwaltungsrats und Beratern der Gesellschaft oder ihrer Tochtergesellschaften nach Massgabe eines oder mehrerer vom Verwaltungsrat erlassenen Reglemente; e) für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, den Erwerb von Produkten, Immaterialgüterrechten, Lizenzen oder neue Investitionsvorhaben oder im Falle einer privaten oder öffentlichen Aktienplatzierung für die Finanzierung und/oder Refinanzierung solcher Transaktionen; f) für die rasche und flexible Beschaffung von Eigenkapital, welche ohne Entzug des Bezugsrechts nur schwer oder zu schlechteren Bedingungen möglich wäre, oder g) für den Erwerb einer Beteiligung an der Gesellschaft durch einen strategischen Partner (einschliesslich im Falle eines öffentlichen Übernahmeangebots).	determined by reference to the market price; d) the participation of employees, Members of the Board of Directors or consultants of the Corporation or of one of its Group companies according to one or several equity incentive plans issued by the Board of Directors; e) the acquisition of companies, company assets, participations, the acquisition of products, intellectual property rights, licenses or new investment projects or for public or private share placements for the financing and/or refinancing of such transactions; f) for raising equity capital in a fast and flexible manner as such transaction would be difficult to carry out, or could be carried out only at less favorable terms, without the exclusion of the pre-emptive rights of the existing shareholders; or g) the acquisition of a participation in the Corporation by a strategic partner (including in the case of a public takeover offer).
	Art. 3b	Art. 3b
Bedingtes Kapital zu Finanzier- ungszwecken	Das Aktienkapital wird im Maximalbetrag von CHF 175’203.50 durch Ausgabe von höchstens 8’760’175 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.02 erhöht durch Ausübung von Options- und Wandelrechten, welche in Verbindung mit Anleihensobligationen, ähnlichen Obligationen, Darlehen oder anderen Finanzmarktinstrumenten oder vertraglichen Verpflichtungen der Gesellschaft oder einer ihrer Konzerngesellschaften ausgegeben werden, und/oder durch Ausübung von Optionsrechten, welche von der Gesellschaft oder einer ihrer Konzerngesellschaften ausgegeben werden („Finanzinstrumente“). Das Bezugsrecht der Aktionäre ist ausgeschlossen. Zum Bezug der neuen Aktien sind die jeweiligen Inhaber von Finanzinstrumenten berechtigt. Die Bedingungen der Finanzinstrumente sind durch den Verwaltungsrat festzulegen.	The Corporation’s share capital shall be increased by a maximum aggregate amount of CHF 175,203.50 through the issuance of not more than 8,760,175 registered shares, with a nominal value of CHF 0.02 each, by the exercise of option and conversion rights which are granted in connection with bonds, similar obligations, loans or other financial market instruments or contractual obligations of the Corporation or one of its Group companies, and/or by the exercise of option rights issued by the Corporation or one of its Group companies (“Financial Instruments”). The pre-emptive rights of shareholders are excluded. The holders of Financial Instruments are entitled to the new shares. The conditions of the Financial Instruments shall be determined by the Board of Directors	Conditional share capital for financing purposes
	Der Verwaltungsrat kann bei der Ausgabe von Finanzinstrumenten das Vorwegzeichnungsrecht der Aktionäre ganz oder teilweise ausschliessen:	When issuing Financial Instruments the Board of Directors is authorized to limit or exclude the advance subscription rights of shareholders:
	a) zur Finanzierung und Refinanzierung des Erwerbs von Unternehmen,	a) for the purpose of financing or refinancing the acquisition of

	Unternehmensteilen oder Beteiligungen, Produkten, Immaterialgüterrechten, Lizenzen, Kooperationen oder von neuen Investitionsvorhaben der Gesellschaft;	enterprises, divisions thereof, or of participations, products, intellectual property rights, licenses, cooperations or of newly planned investments of the Corporation;
	b) wenn die Ausgabe auf nationalen oder internationalen Kapitalmärkten einschliesslich Privatplatzierungen erfolgt, oder	b) if the issue occurs on domestic or international capital markets including private placements; or
	c) zum Zwecke einer Festübernahme der Finanzinstrumente durch eine Bank oder ein Bankkonsortium mit anschliessendem öffentlichem Angebot.	c) for purposes of an underwriting of the Financial Instruments by a banking institution or a consortium of banks with subsequent offering to the public.
	Soweit das Vorwegzeichnungsrecht ausgeschlossen ist, sind i) die Finanzinstrumente zu Marktbedingungen zu platzieren; ist ii) die Ausübungs-, Wandel- oder Tauschfrist der Finanzinstrumente auf höchstens 10 Jahre ab dem Zeitpunkt der Emission anzusetzen und ist iii) der Umwandlungs-, Tausch- oder sonstige Ausübungspreis der Finanzinstrumente unter Berücksichtigung des Marktpreises festzulegen.	To the extent that the advance subscription rights are excluded, i) the Financial Instruments are to be placed at market conditions; ii) the exercise period, the conversion period or the exchange period of the Financial Instruments may not exceed 10 years as of the date of the issue; and iii) the conversion price, the exchange price or other exercise price of the Financial Instruments must be determined by reference to the market price.
Bedingtes Kapital für Beteiligungs- pläne	Das Aktienkapital wird unter Ausschluss des Bezugs- und Vorwegzeichnungsrechts im Maximalbetrag von CHF 18‘300.00 durch Ausgabe von höchstens 915‘000 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.02 erhöht durch Ausgabe von Aktien infolge Ausübung von Optionen oder diesbezüglichen Bezugsrechten, welche Mitarbeiterinnen und Mitarbeitern, Mitgliedern des Verwaltungsrates oder Beratern der Gesellschaft oder einer ihrer Konzerngesellschaften im Rahmen eines oder mehrerer durch den Verwaltungsrat erlassenen Aktienbeteiligungsprogramme oder Reglemente ausgegeben bzw. eingeräumt werden. Der Verwaltungsrat regelt die Einzelheiten.	The Corporation’s share capital shall, to the exclusion of the pre-emptive rights and advance subscription rights of shareholders, be increased by a maximum aggregate amount of CHF 18,300.00 through the issuance of not more than 915,000 registered shares, which shall be fully paid-in, with a nominal value of CHF 0.02 each, by issuance of shares upon the exercise of options or pre-emptive rights thereof, which have been issued or granted to employees, Members of the Board of Directors or consultants of the Corporation or of one of its Group companies according to one or several equity incentive plans or regulations issued by the Board of Directors. The details shall be determined by the Board of Directors.	Conditional share capital for equity incentive plans
	Art. 4	Art. 4
Aktienbuch, Aktienzertifi- kate und Bucheffekten	Die Gesellschaft oder von ihr beauftragte Dritte führen ein Aktienbuch. Darin werden die Eigentümer (inklusive, falls anwendbar, Nominees) und Nutzniesser der Aktien mit Namen und Vornamen, Wohnort und Adresse (bei juristischen Personen mit Firma und Sitz), der Anzahl und Beschreibung der gehaltenen Aktien, dem Datum, zu welchem eine Person ins Aktienbuch eingetragen wurde wie auch	The Corporation shall maintain, itself or through a third party, a share register. The share register shall list the name, first name and address (in the case of legal entities, the company name and registered offices) of the owners (including, if applicable, nominees) and usufructuaries of the shares, the number and description of the shares held, the date on which each person was entered in the	Share register, share certificates and intermediated securities

	das Datum, an welchem eine Person ihre Aktionärseigenschaft aufgegeben hat, eingetragen. Jeder Aktionär hat der Gesellschaft allfällige Adressänderungen zur Eintragung ins Aktienbuch zu melden.	register and the date on which any person ceased to be a shareholder. The shareholders shall notify the Corporation of any change of their address.
	Als Aktionär gilt, wer im Aktienbuch als Aktionär eingetragen ist. Ist die Eintragung eines Erwerbers aufgrund falscher Angaben erfolgt, kann dieser nach Anhörung vom Verwaltungsrat aus dem Aktienbuch gestrichen werden.	Whoever is registered in the share register as shareholder is deemed to be a shareholder of the Corporation. The Board of Directors may, after having heard the concerned owner of the shares, cancel entries which were based on untrue information.

Die Gesellschaft gibt ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten aus. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt dafür die Kosten.

The Corporation may issue its registered shares in the form of single certificates, global certificates or uncertificated securities. Under the conditions set forth by statutory law, the Corporation may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Corporation shall bear the cost of any such conversion.

Falls Namenaktien in der Form von Einzelurkunden oder Globalurkunden ausgegeben werden, tragen sie die Unterschrift von zwei Mitgliedern des Verwaltungsrates. Beide Unterschriften können Faksimile Unterschriften sein.

If registered shares are issued in the form of single certificates or global certificates, they shall be signed by two members of the Board of Directors. Both signatures may be affixed in facsimile.
	Der Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.	The shareholder has no right to request a conversion of the form of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Corporation of the registered shares held by such shareholder, as reflected in the share register.
	Werden Bucheffekten im Auftrag der Gesellschaft oder des Aktionärs von einer Verwahrungsstelle, einem Registrar, Transfer Agenten, einer Trust Gesellschaft, Bank oder einer ähnlichen Gesellschaft verwaltet (die Verwahrungsstelle), so setzt Wirksamkeit gegenüber der Gesellschaft voraus, dass diese Bucheffekten und die damit verbundenen Rechte unter Mitwirkung der Verwahrungsstelle übertragen oder daran Sicherheiten bestellt werden.	If intermediated securities are administered on behalf of the Corporation or a shareholder by an intermediary, registrar, transfer agent, trust company, bank or similar entity (“Intermediary”), any transfer or grant of a security interest in such intermediated securities and the appurtenant rights associated therewith, in order for such transfer or grant of a security interest to be valid against the Corporation, requires the cooperation of the Intermediary.
	Art. 5	Art. 5
Bezugsrecht	[aufgehoben]	[annulled]	Pre-emptive rights

III Organisation der Gesellschaft		III Organization of the Corporation
	i) Generalversammlung	i) General Meeting of Shareholders
	Art. 6	Art. 6
Arten der Generalver -sammlung	Die ordentliche Generalversammlung findet jedes Jahr innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt.	The ordinary General Meeting of shareholders shall be held annually within six months of the close of the financial year.	Types of General Meetings
	Ausserordentliche Generalversammlungen finden nach Bedarf statt, insbesondere	Extraordinary General Meetings of shareholders shall be held as required, in particular:
	a) auf Beschluss der Generalversammlung oder des Verwaltungsrats,	a) by resolution of the General Meeting of shareholders or the Board of Directors,
	b) auf Begehren der Revisionsstelle,	b) at the request of the auditors,
	c) wenn es von einem oder mehreren Aktionären, die zusammen mindestens 10 % des Aktienkapitals vertreten, schriftlich verlangt wird. Der schriftliche Antrag soll die Verhandlungsgegenstände, die gestellten Anträge sowie die weiteren Angaben, die gemäss anwendbaren Gesetzes- oder Kotierungsvorschriften notwendig sind, enthalten.	c) if requested by one or more shareholders who together represent at least 10 % of the issued share capital, by application in writing. The application shall contain an agenda, the respective motions as well as any other information required under the applicable laws and stock exchange rules.
	d) wenn es Gesetz oder Statuten vorsehen.	d) if required by law or by these Articles of Association.
	Art. 7	Art. 7
Einberufung	Die Einberufung der Generalversammlung erfolgt durch den Verwaltungsrat oder, wenn die gesetzlichen oder statutarischen Voraussetzungen gegeben sind, durch die Revisionsstelle, die Liquidatoren oder die Vertreter der Anleihensgläubiger.	The General Meeting of shareholders shall be called by the Board of Directors or, if required under statutory or articled provisions, by the auditors, liquidators or the representatives of the Bond owners.	Calling of General Meeting
Bekanntma- chung	Die Generalversammlung ist unter Bekanntgabe von Ort, Zeit, Verhandlungsgegenständen, Anträgen des Verwaltungsrates zu den Verhandlungsgegenständen, Anträgen auf Änderung der Statuten und Art des Ausweises über den Aktienbesitz mindestens 20 Tage vor dem Versammlungstag durch einmalige Bekanntmachung im Schweizerischen Handelsamtsblatt einzuberufen. In der Einberufung sind zudem die Anträge der Aktionäre bekanntzugeben, welche die	The General Meeting of shareholders is to be called at least twenty days before the day appointed for the Meeting by a notice published once in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt), stating time, place, agenda, resolutions put forward by the Board of Directors for the agenda items, any resolutions to amend these Articles and method of proving shareholder status. The announcement is to include the motions put forward by	Announcement

	Durchführung der Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes nach den Bestimmungen von Art. 8 verlangt haben, sowie bei Wahlgeschäften die Namen des oder der zur Wahl vorgeschlagenen Kandidaten anzugeben.	those shareholders who have requested the General Meeting of shareholders to be held or that an item be included in the Agenda in accordance with Article 8 and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.
	Die Einladung der Aktionäre kann zudem schriftlich an deren im Aktienbuch eingetragene Adresse erfolgen, wobei der Fristenlauf mit dem Tag beginnt, welcher der Postaufgabe folgt.	An invitation may also be sent to the shareholders at their address registered in the share register; whereby the convocation period begins at the day following the date of posting.
Universalver- sammlung	Über Gegenstände, die nicht in dieser Weise angekündigt sind, kann, unter Vorbehalt der gesetzlichen Bestimmungen über die Universalversammlung, kein Beschluss gefasst werden, es sei denn über die Einberufung einer ausserordentlichen Generalversammlung oder die Durchführung einer Sonderprüfung.	Subject to the statutory provisions on the universal meeting of all shareholders, matters not announced in this way shall not be eligible for resolution except the calling of an extraordinary General Meeting of shareholders or the carrying out of a special audit.	Universal meeting of all shareholders
	Art. 8	Art. 8
Traktandierung	An einer Generalversammlung darf nur über die Gegenstände abgestimmt werden, die	At any General Meeting of shareholders only such business shall be conducted as shall have been brought before the meeting	Agenda
	a) vom Verwaltungsrat oder im Auftrag des Verwaltungsrates oder	a) by the Board of Directors or at its direction, or
	b) von einem oder von mehreren Aktionären im Verfahren gemäss diesem Art. 8 traktandiert werden.	b) by any shareholder of the Corporation in accordance with the procedure set forth in this Article 8.
	Das Traktandierungsbegehren eines Aktionärs für die ordentliche Generalversammlung muss mindestens 45 Kalendertage vor der Versammlung bei der Gesellschaft eingereicht werden. Das Traktandierungsbegehren muss in schriftlicher Form gestellt werden und bezüglich jedem vorgebrachten Traktandum die nachfolgenden Informationen enthalten:	To be timely for consideration at the ordinary General Meeting of shareholders, a shareholder's application must be received by the Corporation at least 45 calendar days in advance of the meeting. The application must be made in writing and contain, for each of the agenda items, the following information:
	a) eine kurze Beschreibung des gewünschten Traktandums sowie der Gründe, weshalb dieses Traktandum von der Generalversammlung behandelt werden soll;	a) a brief description of the business desired to be brought before the Ordinary General Meeting of shareholders and the reasons for conducting such business at the Ordinary General Meeting of shareholders;
	b) der Name und die Adresse des traktandierenden Aktionärs, wie sie im Aktienbuch registriert sind; und	b) the name and address, as they appear in the share register, of the shareholder proposing such business; and
	c) sämtliche weiteren Informationen, welche unter den anwendbaren Gesetzes- und Kotierungsbestimmungen verlangt werden.	c) all other information required under the applicable laws and stock exchange rules.

	Art. 9	Art. 9
Vorsitz	Die Generalversammlung steht unter der Leitung des Präsidenten des Verwaltungsrates oder, wenn er verhindert ist, eines andern vom Verwaltungsrat bezeichneten Mitgliedes.	The General Meeting of shareholders shall be chaired by the Chairman of the Board of Directors, or, in the event of his/her incapacity, by another Board Member designated by the Board.	Chair
Protokollführer, Stimmenzähler	Der Vorsitzende bezeichnet den Protokollführer und die nötigen Stimmzähler, welche nicht Aktionäre zu sein brauchen.	The Chairman shall appoint a secretary to take the minutes and any necessary scrutineers, who need not be shareholders.	Secretary, scrutineers
Protokoll	Über die Verhandlungen wird ein Protokoll geführt, das vom Vorsitzenden und vom Protokollführer zu unterzeichnen ist.	The proceedings shall be recorded in the minutes, which shall be signed by the Chairman and the secretary.	Minutes
	Art. 10	Art. 10
Stimmrecht	Jede Aktie verfügt, unabhängig von ihrem Nennwert, über eine Stimme. Die Rechte an den Aktien sind unteilbar. Das Stimmrecht und die übrigen Mitgliedschaftsrechte können nur von den im Aktienbuch eingetragenen Aktionären, Nutzniessern oder Nominees geltend gemacht werden. Vorbehalten bleiben die gesetzliche Vertretung sowie nach Massgabe der Statuten die rechtsgeschäftliche Stellvertretung. Stimmberechtigt in der Generalversammlung sind diejenigen Aktionäre, Nutzniesser und Nominees, die an dem vom Verwaltungsrat bezeichneten Stichtag im Aktienbuch eingetragen sind.	Each share entitles to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other member rights may only be exercised by shareholders, beneficiaries or nominees who are registered in the share register. Reserved are the legal representation and power of attorneys in accordance with the provision of these Articles of Association. Those entitled to vote in the General Meeting of shareholders are the shareholders, beneficiaries and nominees who are entered in the share register at such cut-off date as shall be determined by the Board of Directors.	Voting rights
Stellvertretung	Jeder Aktionär kann seine Aktien an der Generalversammlung durch den unabhängigen Stimmrechtsvertreter, durch einen anderen Aktionär oder eine Drittperson mittels schriftlicher Vollmacht oder durch seinen gesetzlichen Vertreter vertreten lassen. Über die Anerkennung der Vollmacht entscheidet der Vorsitzende.	Any shareholder may appoint the independent proxy, another registered shareholder or third person with written authorization or his legal representative to act as proxy to represent his shares at the General Meeting of shareholders. The Chairman decides whether to recognize the power of attorney.	Representation
Unabhängiger Stimmrechts- vertreter	Der unabhängige Stimmrechtsvertreter wird von der Generalversammlung für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und kann wiedergewählt werden. Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, bezeichnet der Verwaltungsrat den unabhängigen	The independent proxy shall be elected for a term of office until completion of the next ordinary General Meeting of shareholders by the General Meeting of shareholders and shall be eligible for re-election. If the Corporation does not have an independent proxy the Board of Directors shall appoint the independent proxy for the next	Independent proxy

	Stimmrechtsvertreter für die nächste Generalversammlung.	General Meeting of shareholders.
Bestimmungen	Der Verwaltungsrat erlässt die Bestimmungen betreffend Ausweis über Aktienbesitz, Vollmachten und Stimminstruktionen sowie die Ausgabe von Stimmkarten.	The Board of Directors shall issue the regulations on the method of proving shareholder status, on proxies and voting instructions, and on the issue of voting cards.	Regulations
	Art. 11	Art. 11
Beschlüsse, Wahlen	Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der absoluten Mehrheit der vertretenen Aktienstimmen, soweit das Gesetz nicht zwingend etwas anderes bestimmt.	Resolutions and elections made by the General Meeting of shareholders shall require the absolute majority of the share votes represented, unless otherwise stipulated by law.	Resolutions, elections
Spezialquorum	Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der Aktiennennwerte der vertretenen Stimmen auf sich vereinigt, ist erforderlich für:	A resolution of the General Meeting of the shareholders passed by at least two thirds of the share present or represented, and the absolute majority of the nominal value of the share present or represented is required for:	Special quorum
	a) die Änderung des Gesellschaftszwecks,	a) amending the Corporation’s purpose,
	b) Einführung oder Aufhebung von Vorzugsaktien oder die Änderung von Vorzugsrechten solcher Aktien,	b) creating or cancelling shares with preference rights or amending rights attached to such shares,
	c) die Aufhebung oder Änderung der Beschränkungen der Übertragbarkeit von Namenaktien,	c) cancelling or amending the transfer restrictions of registered shares,
	d) eine genehmigte oder bedingte Kapitalerhöhung,	d) creating authorized or conditional share capital,
	e) die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen,	e) increasing the share capital out of equity, against contributions in kind or for the purpose of acquiring specific assets and granting specific benefits,
	f) die Einschränkung oder Aufhebung des Bezugsrechtes,	f) limiting or suppressing shareholder’s pre-emptive rights,
	g) die Verlegung des Sitzes der Gesellschaft,	g) changing of the Company’s domicile,
	h) die Auflösung der Gesellschaft mit oder ohne Liquidation.	h) dissolving or liquidating the Company.
Abstimmung	Abstimmungen und Wahlen erfolgen offen durch Handerheben, wenn der Vorsitzende nichts anderes anordnet. Der Vorsitzende kann bestimmen, dass Abstimmungen oder Wahlen elektronisch oder schriftlich durchgeführt werden.	Voting and elections shall be by show of hands unless otherwise ordered by the Chairman. The Chairman may decide that voting or elections shall be conducted electronically or by written ballots.	Voting
	Bei schriftlichen Abstimmungen und Wahlen kann der Vorsitzende anordnen, dass zur Beschleunigung der Stimmenauszählung nur die Stimmzettel derjenigen Aktionäre eingesammelt werden, die sich	In the case of written ballots, the Chairman may rule that only the ballots of those shareholders shall be collected who choose to abstain or to cast a negative vote, and that all other shares represented

	der Stimme enthalten oder eine Nein-Stimme abgeben wollen, und dass alle übrigen im Zeitpunkt der Abstimmung in der Generalversammlung vertretenen Aktien als Ja-Stimmen gewertet werden.	at the General Meeting at the time of vote shall be counted in favor, in order to expedite the counting of votes.
Stimmen- gleichheit	Bei Stimmengleichheit entscheidet die Stimme des Vorsitzenden.	In the event of an equality of votes, the Chairman shall have the casting vote.	Equality of votes
	Art. 12	Art. 12
Befugnisse	Der Generalversammlung stehen folgende unübertragbare Befugnisse zu:	The General Meeting of shareholders shall have the following powers which shall not be delegated:	Powers
	a) Festsetzung und Änderung der Statuten,	a) issuing and amending the Articles of Association,
	b) Wahl der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses und der Revisionsstelle,	b) electing the Members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the auditors and the independent proxy,
	c) Genehmigung des Jahresberichtes, der Jahresrechnung und der Konzernrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividenden,	c) approving the annual report, the annual financial statements and the consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends,
	d) Genehmigung der Vergütung des Verwaltungsrats und der Geschäftsleitung gemäss Artikel 22 dieser Statuten,	d) approving the compensation of the Board of Directors and of the executive management pursuant to Article 22 of these Articles of Association,
	e) Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung,	e) discharging the Members of the Board of Directors and of the executive management,
	f) Auflösung der Gesellschaft mit oder ohne Liquidation,	f) dissolving the Corporation with or without liquidation,
	g) Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr durch den Verwaltungsrat vorgelegt werden.	g) deciding matters reserved to the General Meeting of shareholders by law or by these Articles of Association or which are presented to it by the Board of Directors.
	ii) Verwaltungsrat	ii) Board of Directors
	Art. 13	Art. 13
Mitgliederzahl	Der Verwaltungsrat besteht aus mindestens drei, maximal neun Mitgliedern.	The Board of Directors shall consist of at least three and not exceed nine members.	Number

Konstituierung	Vorbehältlich der Wahl des Präsidenten des Verwaltungsrats und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Er bezeichnet den Sekretär, der dem Verwaltungsrat nicht angehören muss. Ist das Präsidium des Verwaltungsrats vakant, bezeichnet der Verwaltungsrat aus seiner Mitte einen Präsidenten für die verbleibende Amtsdauer.	Except for the election of the Chairman of the Board of Directors and the members of the Compensation Committee by the General Meeting of shareholders, the Board of Directors shall constitute itself. It shall appoint the secretary, who does not need to be a Board member. If the office of the Chairman of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairman from among its members for the remaining term of office.	Constitution
Reglement	Der Verwaltungsrat erlässt ein Organisationsreglement.	The Board of Directors shall issue organizational rules.	Regulations
	Art. 14	Art. 14
Amtsdauer	Die Mitglieder des Verwaltungsrats und der Präsident des Verwaltungsrats werden von der Generalversammlung jährlich für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und sind wieder wählbar. Die Wahl erfolgt für jedes Mitglied einzeln.	The Members of the Board of Directors and the Chairman of the Board of Directors shall be elected annually by the General Meeting of shareholders for a period until the completion of the next General Meeting of shareholders and shall be eligible for re-election. Each Member of the Board of Directors shall be elected individually.	Term of office
	Wählbar sind nur Personen, die im Zeitpunkt der Wahl das fünfundsiebzigste Lebensjahr noch nicht vollendet haben. Die Generalversammlung kann in besonderen Fällen Ausnahmen von dieser Regelung vorsehen und ein Mitglied des Verwaltungsrats für eine oder mehrere Amtsperioden, höchstens aber insgesamt für zwei weitere Amtsjahre wählen.	Only persons who have not completed their seventy-fifth year of age on the election date are eligible for election. The General Meeting of shareholders may, under special circumstances, grant an exception from this rule and may elect a Member of the Board of Directors for one or several terms of office provided that the total number of these additional terms of office does not exceed two.
	Ersatzwahlen erfolgen in der Regel an der nächsten ordentlichen Generalversammlung.	Elections to fill vacancies shall be generally held at the next ordinary General Meeting of shareholders.
	Art. 15	Art. 15
Befugnisse	Der Verwaltungsrat vertritt die Gesellschaft nach aussen und fasst diejenigen Beschlüsse, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.	The Board of Directors represents the Corporation externally and shall pass those resolutions which, according to law, these Articles of Association or regulations of the Corporation, are not covered by another executive body.	Powers
Unübertragbare Aufgaben	Er hat insbesondere folgende unübertragbare und unentziehbare Aufgaben:	The Board of Directors has the following non-delegable and inalienable duties:	Exclusive powers
	a) Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen,	a) the ultimate direction of the business of the Corporation and issuing of the relevant directives,

	b) Festlegung der Organisation,	b) laying down the organization of the Corporation,
	c) Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung,	c) formulating accounting procedures, financial controls and financial planning,
	d) Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung,	d) nominating and removing persons entrusted with the management and representation of the Corporation and regulating the power to sign for the Corporation,
	e) Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen,	e) the ultimate supervision of those persons entrusted with management of the Corporation, with particular regard to adherence to law, these Articles of Association, and regulations and directives of the Corporation,
	f) Erstellen des Geschäftsberichtes und des Vergütungsberichtes sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse,	f) issuing the annual report and the compensation report, and preparing for the General Meeting of shareholders and carrying out its resolutions,
	g) Benachrichtigung des Richters im Falle der Überschuldung.	g) informing the court in case of indebtedness.
Delegation	Der Verwaltungsrat kann, unter Vorbehalt der unübertragbaren Aufgaben, einen Teil seiner Befugnisse, vor allem die unmittelbare Geschäftsführung, an einzelne oder mehrere seiner Mitglieder (Delegierte, Ausschüsse) oder an Dritte, die nicht Mitglieder des Verwaltungsrats oder Aktionäre sein müssen, übertragen. Die Einzelheiten der Delegation werden im Organisationsreglement geregelt.	The Board of Directors may, while retaining its exclusive powers, delegate some of its powers, in particular direct management, to a single or to several of its members (managing directors, committees) or to third parties, who need be neither Members of the Board of Directors nor shareholders. Details of the delegation shall be determined in the organizational rules.	Delegation
	Art. 16	Art. 16
Einberufung	Der Verwaltungsrat versammelt sich auf Einladung seines Präsidenten, so oft die Geschäfte es erfordern, oder auf Verlangen eines seiner Mitglieder.	The Board of Directors shall meet at the Chairman's invitation whenever business so requires or if requested by one of its members.	Calling of Board Meetings
Vorsitz	Den Vorsitz des Verwaltungsrates führt der Präsident oder, wenn er verhindert ist, der Vizepräsident oder ein anderes Mitglied.	The Board of Directors shall be chaired by the Chairman or, in the event of his/her incapacity, by the Vice Chairman or another Member of the Board of Directors.	Chair
Beschluss- fähigkeit und Beschluss-	Beschlussfähigkeit (Präsenz) und Beschlussfassung des Verwaltungsrats richten sich nach dem Organisationsreglement.	The number of members who must be present to constitute a quorum and the modalities for the passing of resolutions by the Board of Directors shall be laid down in the organizational rules.	Quorum

fassung	Bei Stimmengleichheit entscheidet die Stimme des Vorsitzenden.	In the event of an equality of votes, the chairman of the meeting shall have the casting vote.
Zirkulations- beschluss	Beschlüsse können auf dem Zirkularweg schriftlich oder per Telefax oder E-Mail gefasst werden, wenn kein Mitglied mündliche Beratung verlangt. Zirkulationsbeschlüsse bedürfen der Zustimmung der absoluten Mehrheit der Mitglieder des Verwaltungsrats.	Board resolutions may be passed by circular, i.e. in writing or by facsimile or email, unless a member requests oral debate. Resolutions passed by circular require the agreement of the absolute majority of the Members of the Board of Directors.	Circulatory resolutions
Protokoll	Über Verhandlungen, Beschlüsse und Wahlen des Verwaltungsrats ist ein Protokoll zu führen, das vom Vorsitzenden und vom Sekretär zu unterzeichnen ist.	Proceedings, resolutions and elections at Board Meetings shall be recorded in the minutes, which shall be signed by the chairman of the meeting and the secretary.	Minutes
	Art. 17	Art. 17
Schadlos- haltung, Versicherungs- leistungen	Soweit gesetzlich zulässig, hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrats und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf-, verwaltungsrechtlicher oder anderer Natur (beispielsweise und nicht ausschliesslich Verantwortlichkeiten gestützt auf Vertragsrecht, Haftpflichtrecht und anderes anwendbares ausländisches Recht und alle angemessenen Anwalts-, Prozess- und anderen Kosten und Auslagen) schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen oder entstehen können aufgrund a) von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten; b) ihrer Tätigkeit als Mitglied des Verwaltungsrats oder der Geschäftsleitung; oder c) ihrer Tätigkeit im Auftrag der Gesellschaft als Mitglied des Verwaltungsrats oder der Geschäftsleitung, Arbeitnehmer oder Agent einer anderen Kapitalgesellschaft, Personengesellschaft, eines Trusts oder anderer Gesellschaftsformen. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen und rechtskräftigen Entscheid eines zuständigen Gerichts, Schiedsgerichts oder einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrats oder der Geschäftsleitung absichtlich	The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law, the current and former Members of the Board of Directors, the executive management, and their heirs, executors and administrators out of the assets of the Corporation from against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or reason of a) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty; or b) serving as a Member of the Board of Directors or member of the executive management of the Corporation; or c) serving at the request of the Corporation as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of the said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person's duties as Member of the Board of Directors or member of the executive management.	Indemnification, insurance coverage

oder grobfahrlässig verletzt hat.
	Ohne den vorstehenden Absatz einzuschränken, schiesst die Gesellschaft aktuellen und ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung die Gerichts- und Anwaltskosten vor, die im Zusammenhang mit zivil-, straf- oder verwaltungsrechtlichen Verfahren oder im Zusammenhang mit Untersuchungen, wie im vorstehenden Absatz beschrieben, anfallen. Die Gesellschaft kann solche Kostenvorschüsse ablehnen oder zurückfordern, sofern ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde rechtskräftig feststellt, dass das entsprechende Mitglied des Verwaltungsrats oder der Geschäftsleitung eine vorsätzliche oder grobfahrlässige Verletzung seiner Pflichten als Mitglied des Verwaltungsrats oder der Geschäftsleitung begangen hat.	Without limiting the foregoing, the Corporation shall advance to existing and former Members of the Board of Directors and executive management court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. The Corporation may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the Member of the Board of Directors or member of the executive management in question has committed an intentional or grossly negligent breach of his statutory duties as a Member of the Board of Directors or member of the executive management.
	Die Gesellschaft kann Haftpflichtversicherungen für die Mitglieder des Verwaltungsrates oder der Geschäftsleitung abschliessen. Die Bezahlung der Versicherungsprämien wird von der Gesellschaft oder ihren Tochtergesellschaften übernommen.	The Corporation may procure directors' and officers' liability insurance for Members of the Board of Directors and members of the executive management of the Corporation. The insurance premiums shall be charged to and paid by the Corporation or its subsidiaries.
	iii) Vergütungsausschuss	iii) Compensation Committee
	Art. 18	Art. 18
Mitgliederzahl	Der Vergütungsausschuss besteht aus mindestens zwei und höchstens drei Mitgliedern des Verwaltungsrats.	The Compensation Committee shall consist of at least two and not more than three members of the Board of Directors.	Composition
Konstituierung	Der Verwaltungsrat bezeichnet einen Vorsitzenden.	The Board of Directors shall appoint a chairman.	Constitution
Amtsdauer	Die Mitglieder des Vergütungsausschusses werden von der Generalversammlung jährlich für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und sind wieder wählbar. Die Wahl erfolgt für jedes Mitglied des Vergütungsausschusses einzeln. Bei Vakanzen im Vergütungsausschuss, die zu einer Unterschreitung der Mindestanzahl von zwei Mitgliedern führen, bezeichnet der Verwaltungsrat fehlende Mitglieder aus seiner Mitte für die verbleibende Amtsdauer.

The members of the Compensation Committee shall be elected by the General Meeting of shareholders annually for a period until completion of the next ordinary General Meeting of shareholders and shall be eligible for re-election. Each Member of the Compensation Committee shall be elected individually. If there are vacancies on the Compensation Committee and the number of members falls below the minimum of two, the Board of Directors shall appoint the missing members from among its members for the remaining term of office.

Term of office

	Art. 19	Art. 19
Befugnisse	Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungsstrategie der Gesellschaft und der Leistungsziele und bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrats und der Geschäftsleitung, und kann dem Verwaltungsrat Vorschläge zu weiteren Vergütungsfragen unterbreiten.	The Compensation Committee shall support the Board of Directors in establishing and reviewing the Corporation’s compensation strategy and in preparing the proposals to the General Meeting of shareholders regarding compensation of the Members of the Board of Directors and the members of the executive management, and may submit proposals to the Board of Directors in other compensation-related issues.	Powers
	Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben und Befugnisse zuweisen.	The Board of Directors may delegate further tasks and powers to the Compensation Committee.
Regelung der Leistungsziele, Zielwerte und Vergütungen	Der Verwaltungsrat kann in einem Reglement festlegen, für welche Funktionen des Verwaltungsrats und der Geschäftsleitung der Vergütungsausschuss, gemeinsam mit dem Präsidenten des Verwaltungsrats oder alleine, Vorschläge für die Leistungsziele, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrats und der Geschäftsleitung unterbreitet, und für welche Funktionen er im Rahmen dieser Statuten und der vom Verwaltungsrat erlassenen Vergütungsrichtlinien die Leistungsziele, Zielwerte und Vergütungen festsetzt.	The Board of Directors may determine in a charter for which positions of the Board of Directors and of the executive management the Compensation Committee shall, together with the Chairman of the Board of Directors or on its own, submit proposals for the performance metrics, target levels and compensation of Members of the Board of Directors and members of the executive management, and for which positions it shall determine, in accordance with these Articles of Association and the compensation guidelines established by the Board of Directors, the performance metrics, target levels and compensation.	Determination of performance targets, target levels and compensation
	iv) Revisionsstelle	iv) Auditors
	Art. 20	Art. 20
Zusammen-setzung, Amtsdauer	Die Generalversammlung wählt jedes Jahr die Revisionsstelle im Sinne von Art. 727 ff. OR. Die Revisionsstelle muss von der Gesellschaft unabhängig sein und die vom Gesetz geforderten besonderen fachlichen Voraussetzungen erfüllen.	The ordinary General Meeting of shareholders shall each year appoint the auditors as defined in Art. 727 et seq. Swiss Code of Obligations. The auditors shall be independent from the Corporation and meet the special professional standards required by law.	Composition, term of office
Befugnisse	Die Revisionsstelle prüft die Jahresrechnung der Gesellschaft, die Konzernrechnung sowie den Vergütungsbericht, und erstattet dem Verwaltungsrat und der Generalversammlung schriftlich Bericht. Sie hat die im Gesetz festgehaltenen Befugnisse und Pflichten.	The auditors shall audit the annual financial statements of the Corporation, the consolidated financial statements and the compensation report, and prepare a written report to the Board of Directors and to the General Meeting of shareholders. It disposes of the	Powers

duties and entitlements laid down in the law.
IV Vergütung des Verwaltungsrats und der Geschäftsleitung		IV Compensation of the Board of Directors and the Executive Management
	Art. 21	Art. 21
Genehmigung der Vergütung	Die Generalversammlung genehmigt jährlich die Anträge des Verwaltungsrats in Bezug auf:	The General Meeting of shareholders shall approve annually the proposals of the Board of Directors in relation to:	Approval of compensation
	a) den maximalen Gesamtbetrag der Vergütung des Verwaltungsrats für die folgende Amtsperiode,	a) the maximum aggregate amount of compensation of the Board of Directors for the following term of office;
	b) den maximalen Gesamtbetrag der Vergütung der Geschäftsleitung für das folgende Geschäftsjahr.	b) the maximum aggregate amount of the compensation of the executive management for the following financial year.
	Der Verwaltungsrat kann der Generalversammlung abweichende und zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen.	The Board of Directors may submit for approval by the General Meeting of shareholders deviating or additional proposals relating to the same or different periods.
Weiteres Verfah- ren im Falle eines ablehnen- den Aktionärs- entscheids	Lehnt die Generalversammlung einen Antrag des Verwaltungsrats ab, setzt der Verwaltungsrat den entsprechenden (maximalen) Gesamtbetrag oder (maximale) Teilbeträge unter Berücksichtigung aller relevanten Faktoren fest, und unterbreitet den oder die so festgesetzten Beträge derselben Generalversammlung, einer nachfolgenden ausserordentlichen Generalversammlung oder der nächsten ordentlichen Generalversammlung zur Genehmigung.	In the event the General Meeting of shareholders does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or partial (maximum) amounts, and submit the amount(s) so determined for approval by the same General Meeting of shareholders, a subsequent extraordinary General Meeting or the next ordinary General Meeting of shareholders.	Further procedure in the event of a negative shareholder vote
Ausrichtung von Vergütung vor Genehmigung	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung unter Vorbehalt der nachträglichen Genehmigung durch die Generalversammlung ausrichten.	The Corporation or any company controlled by it may pay out compensation prior to approval by the General Meeting of shareholders subject to subsequent approval by the General Meeting of shareholders.	Payment of compensation prior to approval
Zusatzbetrag bei Wechseln in der Geschäftsleitung	Die Gesellschaft oder von ihr kontrollierte Gesellschaften sind ermächtigt, jedem Mitglied, das während einer von der Generalversammlung bereits genehmigten Vergütungsperiode in die Geschäftsleitung eintritt, während der Dauer der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Der Zusatzbetrag darf 40% der zuletzt von der Generalversammlung genehmigten Gesamtbeträge der fixen und variablen Vergütungen der Geschäftsleitung je Vergütungsperiode nicht übersteigen.	The Corporation or any company controlled by it shall be authorized to pay to any executive who becomes a member during a compensation period for which the General Meeting of shareholders has already approved the compensation of the executive management a supplementary amount during the compensation period(s) already approved. The supplementary amount shall not exceed 40% of the aggregate amounts of fixed and variable compensation of the executive management last approved by the General Meeting of	Supplementary amount for changes to the executive management shareholders per compensation period.
	Art. 22	Art. 22
Allgemeine Ver- gütungsgrund- sätze	Zusätzlich zu einer fixen Vergütung kann den Mitgliedern des Verwaltungsrats und der Geschäftsleitung eine variable Vergütung, die sich nach der Erreichung bestimmter Leistungsziele richtet, ausgerichtet werden.	In addition to a fixed compensation, Members of the Board of Directors and members of the executive management may be paid a variable compensation, depending on the achievement of certain performance criteria.	General compensation principles
Leistungsziele	Die Leistungsziele können persönliche Ziele, Ziele der Gesellschaft oder bereichsspezifische Ziele und im Vergleich zum Markt, anderen Unternehmen oder vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen die Gewichtung der Leistungsziele und die jeweiligen Zielwerte fest.	The performance criteria may include individual targets, targets of the Corporation or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient of the variable compensation. The Board of Directors or, where delegated to it, the Compensation Committee shall determine the relative weight of the performance criteria and the respective target values.	Performance targets
Arten der Vergütung	Die Vergütung kann in Form von Geld, Aktien, Finanzinstrumenten oder Sach- oder Dienstleistungen ausgerichtet werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen Zuteilungs-, Ausübungs- und Verfallsbedingungen sowie Wartefristen fest. Sie können vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie einem Kontrollwechsel oder der Beendigung eines Arbeits- oder Mandatsverhältnisses Wartefristen oder Ausübungsbedingungen weitergelten, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen.	Compensation may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The Board of Directors or, where delegated to it, the Compensation Committee shall determine grant, vesting, exercise and forfeiture conditions; they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement.	Types of compensation
Zuteilung von Optionsrechten und anderen aktienbasierten Vergütungen	Der Verwaltungsrat oder der Vergütungsausschuss kann im Rahmen eines Aktienbeteiligungsprogramms sowie eines hierzu von ihm erlassenen Reglements über die Zuteilung von Optionsrechten oder andere aktienbasierte Vergütungen an Mitglieder des Verwaltungsrates und der Geschäftsleitung grundsätzlich nach freiem Ermessen entscheiden.

The Board of Directors or the Compensation Committee may under an equity incentive plan and based on the regulations issued by it for this purpose determine at its own discretion to grant option rights or other share based compensations to Members of the Board of Directors or members of the executive management.

Grant of option rights and other share based compensation
	Zuteilungen erfolgen individuell und ohne irgendwelche Ansprüche der Empfänger auf wiederkehrende Leistung zu begründen. Sie	Grants are made individually and do not constitute any claim whatsoever by beneficiaries for recurring awards. They shall be made

	haben im Rahmen folgender Vorgaben zu erfolgen:	pursuant to the following principles:
	a) Zuteilungen sind ausschliesslich möglich an Mitglieder des Verwaltungsrates, welche noch im Amt sind, oder an Mitglieder der Geschäftsleitung in ungekündigtem Arbeitsverhältnis und nach Ablauf der Probezeit,	a) grants are awarded only to Members of the Board of Directors whose term has not expired or to members of the executive management in a non-terminated employment agreement and after conclusion of the probation period;
	b) der Ausgabepreis oder die Regeln zu seiner Bestimmung werden festgelegt, wobei Zuteilungen auch gratis erfolgen können,	b) the issue price or the principles for the determination of the issue price shall be set out, whereby grants may be made free of charge;
	c) der Ausübungspreis entspricht mindestens dem Nennwert der zugrundeliegenden Aktien,	c) the exercise price shall at least be equal to the nominal value of the underlying shares;
	d) die Wartefrist für die Ausübung von Optionsrechten beläuft sich auf mindestens zwölf Monate,	d) exercise shall be subject to a vesting period of at least twelve months;
	e) nach Ablauf der Wartefrist können Optionsrechte bis längstens 10 Jahre ab Zuteilung ausgeübt werden; nicht ausgeübte Optionsrechte verfallen ersatzlos.	e) vested option rights shall be exercised within a maximum of ten years after the grant date; unexercised option rights shall lapse without compensation.
	Der Verwaltungsragt oder der Vergütungsausschuss bestimmt die Bedingungen und Voraussetzungen, einschliesslich einer allfälligen Beschleunigung, Verkürzung oder Aufhebung der Sperrfrist im Fall bestimmter Ereignisse wie einem Kontrollwechsel sowie allfällige Rückforderungsmechanismen.	The Board of Directors or the Compensation Committee shall determine more detailed terms and requirements, including any acceleration, curtailing or waiving of the vesting period in specific circumstances such as a change of control, as well as any claw-back provisions.
Ausrichtung	Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	Compensation may be paid by the Corporation or companies controlled by it.	Payment
V Verträge mit Mitgliedern des Verwaltungsrats und der Geschäftsleitung		V Agreements with Members of the Board of Directors and the Executive Management
	Art. 23	Art. 23
Verträge mit Mitgliedern des Verwaltungsrats	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrats unbefristete oder befristete Verträge über deren Vergütung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.	The Corporation or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.	Agreements with Members of the Board of Directors
Verträge mit	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können	The Corporation or companies controlled by it may enter into	Agreements with

Mitgliedern der Geschäftsleitung	mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr. Eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.	employment agreements with members of the executive management for a fixed term or for an indefinite term. Employment agreements for a fixed term may have a maximum duration of 1 year. Renewal is possible. Employment agreements for an indefinite term may have a termination notice period of not more than 12 months.	members of the executive management
Beendigung	Mitglieder der Geschäftsleitung, die einer Kündigungsfrist unterliegen, können von ihrer Arbeitspflicht befreit werden. Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Aufhebungsvereinbarungen abschliessen.	Members of executive management who are subject to a termination notice may be released from their obligation of work. The Corporation or companies controlled by it may enter into termination agreements.	Termination
Konkurrenzver- bote	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsvertrags für eine Dauer von bis zu einem Jahr vereinbaren. Ein solches Konkurrenzverbot wird grundsätzlich nicht abgegolten.	The Corporation or companies controlled by it may enter into non-compete agreements for the time after termination of the employment agreement for a duration of up to one year. Such non-compete agreement shall not be compensated in principle.	Non-compete agreements
	Art. 24	Art. 24
Darlehen, Kredite

Darlehen oder Kredite an ein Mitglied des Verwaltungsrates oder der Geschäftsleitung dürfen nur zu Marktbedingungen gewährt werden und zum Zeitpunkt ihrer Gewährung den Betrag der letzten dem betreffenden Mitglied ausgerichteten gesamten Jahresvergütung nicht übersteigen.

		Loans or credits to a Member of the Board of Directors or member of the executive management may only be granted at market conditions and may, at the time of grant, not exceed the respective member’s most recent total annual compensation.	Loans, credits
VI Mandate ausserhalb der Gesellschaft		VI Mandates Outside the Corporation
	Art. 25	Art. 25
Höchstzahl an Mandaten	Kein Mitglied des Verwaltungsrats oder der Geschäftsleitung kann mehr als sechs zusätzliche Mandate in börsenkotierten Gesellschaften und zehn zusätzliche in nicht-kotierten Gesellschaften wahrnehmen.	No Member of the Board of Directors or of the executive management may hold more than six additional mandates in listed companies and ten additional mandates in non-listed companies.	Maximum number of mandates
Ausgenommene Mandate	Die folgenden Mandate fallen nicht unter diese Beschränkung:	The following mandates are not subject to these limitations:	Exempt mandates
	a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren;	a) mandates in companies which are controlled by the Corporation or which control the Corporation;

	b) Mandate in Vereinen, gemeinnützigen Organisationen, Stiftungen, Trusts sowie Personalfürsorgestiftungen. Kein Mitglied des Verwaltungsrats oder der Geschäftsleitung kann mehr als zehn solche Mandate wahrnehmen.	b) mandates in associations, charitable organizations, foundations, trusts and employee welfare foundations. No Member of the Board of Directors or of the executive management shall hold more than ten such mandates.
VII Jahresrechnung und Gewinnverwendung		VII Annual Financial Statements and Profit Allocation
	Art. 26	Art. 26
Geschäftsjahr	Das Geschäftsjahr beginnt mit dem 1. Januar und endet am 31. Dezember.	The financial year shall commence on 1 January and shall end on 31 December.	Financial year
	Art. 27	Art. 27
Jahresrechnung	Die Jahresrechnung, bestehend aus der Erfolgsrechnung, der Bilanz und dem Anhang, sowie die Konzernrechnung werden nach den gesetzlichen Vorschriften und nach allgemein anerkannten kaufmännischen und branchenüblichen Grundsätzen aufgestellt.	The annual financial statements, consisting of income statement, balance sheet and the notes, as well as the consolidated financial statements, shall be prepared according to law and generally recognized commercial and accounting principles.	Annual financial statements
	Art. 28	Art. 28
Gewinnverwen- dung	Über den ausgewiesenen Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen Vorschriften, insbesondere Art. 671 ff OR.	The allocation of the net profit disclosed shall fall to the General Meeting of shareholders within the limits of the statutory provisions, in particular Article 671 et seq. Swiss Code of Obligations.	Allocation of profits
VIII Auflösung, Liquidation		VIII Dissolution, Liquidation
	Art. 29	Art. 29
Auflösung, Liquidation, Fusion	Die Generalversammlung kann jederzeit Auflösung und Liquidation oder Fusion mit einer anderen Gesellschaft nach den gesetzlichen Vorschriften beschliessen.	The General Meeting of shareholders may at any time decide to dissolve and liquidate the Corporation or merge it with another company pursuant to the relevant statutory provisions.	Dissolution, liquidation, merger
	Unter Vorbehalt abweichender Anordnung der Generalversammlung besorgt der Verwaltungsrat die Liquidation; er kann dabei Aktiven freihändig veräussern.	Unless otherwise ordered by the General Meeting of share- holders, the Board shall perform the liquidation, with power for the sale of assets on the open market.

IX Bekanntmachungen		IX Notices
	Art. 30	Art. 30
Publikations- organ	Publikationsorgan für Bekanntmachungen der Gesellschaft ist das Schweiz. Handelsamtsblatt; der Verwaltungsrat kann weitere Publikationsorgane bezeichnen.	The publishing medium for notices of the Corporation is the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt); the Board of Directors may select additional publishing mediums.	Publishing medium

Im Falle von Abweichungen zwischen der deutschen und englischen Version dieser Statuten hat die deutsche Fassung Vorrang. Die englische Version ist eine Übersetzung der deutschen Fassung.		In the event of discrepancies between the German and English version of these Articles of Association, the German text shall prevail. The English version is a translation of the German text.